Exhibit 10.50

FOURTH AMENDMENT TO PURCHASE AND SALE CONTRACT

            This Fourth Amendment to Purchase and Sale Contract (this “Amendment”) is made as of December 9, 2009, between ANGELES INCOME PROPERTIES, LTD. II, a California limited partnership, with an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (“Seller”) and DEER CREEK APARTMENTS, LLC, a New Jersey limited liability company, with an address at 2 Executive Drive, Suite 470, Fort Lee, NJ 07024 (“Purchaser”).

W I T N E S S E T H:

            WHEREAS, Seller and Lighthouse Property Investments, LLC entered into a Purchase and Sale Contract dated as of August 5, 2009, as amended by (i) First Amendment to Purchase and Sale Contract dated as of August 25, 2009, (ii) Second Amendment to Purchase and Sale Contract dated as of September 4, 2009 and (iii) Third Amendment to Purchase and Sale Contract dated as of October 16, 2009, and as assigned by Lighthouse Property Investments, LLC to Purchaser by that certain Assignment of Purchase and Sale Contract dated as of October 21, 2009 (said contract, as so amended and assigned, being herein collectively called the “Contract”) with respect to the sale of certain property known as Deer Creek Apartments, having an address at 305 Deer Creek Drive, Plainsboro, New Jersey, and as described in the Contract; and

            WHEREAS, Seller and Purchaser desire to amend the Contract on the terms set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sum of $10.00 and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      Capitalized Terms.     Capitalized terms used in this Amendment shall have the meanings given to them in the Contract, except as expressly otherwise defined herein.

2.      No Financing Contingency.  Section 8.1.5 of the Contract is hereby deleted, provided that the Capmark Approval Letter (as defined below) has not been revoked or materially amended by Capmark Finance, Inc. (“Capmark”) for any reason, other than due to any act or failure to act by Purchaser or any of its members or principals, including without limitation (x) the failure of Purchaser or any of its members or principals to comply with the terms of the Capmark Approval Letter, (y) any misrepresentation made by Purchaser or any of its members or principals to Capmark in connection with obtaining the Capmark Approval Letter or otherwise, or (z) any change in the financial condition of Purchaser or any of its members or principals. Purchaser shall have no further financing contingency or right to terminate the Contract due to Purchaser’s failure to obtain the Loan Assumption and Approval; provided, however, that Purchaser shall not be obligated to close if (a) the Lender fails to consummate the Loan Assumption and Release due to a default by Seller under the Loan Documents or (b) the Capmark Approval letter has been revoked or materially amended by Capmark for any reason, other than due to any act or failure to act by Purchaser or any of its principals (including any of the matters described in the first sentence of this Section 2).  Purchaser acknowledges and agrees that it has received loan assumption approval from the Lender and has accepted such approval on the terms set forth therein and that the terms of Section 4.7.2.2 of the Contract have been satisfied.  For purposes hereof, the “Capmark Approval Letter” shall mean that certain letter issued by Capmark to Mr. Meyer Orbach, dated November 20, 2009.

3.      Closing Credit.  At the Closing, Purchaser shall receive a credit against the Purchase Price in the amount of $136,208, in consideration for Purchaser’s acceptance of the Lender’s requirements that in connection with the loan assumption Purchaser shall fund (x) an escrow in the amount of $52,400 for certain roof and asphalt repairs and (y) $6,984 per month for a replacement reserve.

4.      Allocation to Personal Property.       The Purchase Price (i.e., $27,810,415) shall be allocated as follows: $1,400,000 shall be allocated to the sale and purchase of the Fixtures and Tangible Personal Property, and the balance of the Purchase Price (i.e., $26,410,415) shall be allocated to the sale and purchase of the Land and Improvements.  The Bill of Sale and the Deed shall reflect the foregoing allocations of the Purchase Price.

5.      Broker’s Commission.  The total commission payable to Purchaser’s Broker, as set forth in Section 9.2 of the Contract, is hereby reduced to $250,500.  Purchaser’s Broker shall execute this Amendment to confirm its agreement with the terms of this Section 5.

6.      Closing Date Adjournment Right.  Purchaser shall have the one-time right, by delivering written notice to Seller not later than 5:00 p.m. (EST) on December 17, 2009, to adjourn the Closing Date to December 23, 2009, provided that Purchaser shall, concurrently with the delivery of such adjournment notice, deliver to Escrow Agent an additional deposit of $250,000, which additional deposit shall be added to (and be deemed to be a part of) the Deposit and applied against the cash portion of the Purchase Price payable at Closing.

7.      Miscellaneous.           This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute a single instrument and may be delivered by facsimile transmission, and any such facsimile transmitted Amendment shall have the same force and effect, and be as binding, as if original signatures had been delivered.  As modified hereby, all the terms of the Contract are hereby ratified and confirmed and shall continue in full force and effect.

[signature page follows]

            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year hereinabove written.

Seller:

ANGELES INCOME PROPERTIES, LTD. II, a California limited partnership

By:       ANGELES REALTY CORPORATION II, a California corporation, its managing general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

Purchaser:

DEER CREEK APARTMENTS, LLC, a New Jersey limited liability company

By:  /s/Meyer Orbach
Name:  Meyer Orbach
Title:  Managing Member